Exhibit 16.1

March 12, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Dear Sirs/Madams:

We have read Item 4.01 of Form 8-K dated March 12, 2018, of Gran Tierra Energy Inc. and are in agreement with the statements contained in the last sentence of paragraph one and paragraphs two, three, and four. We are also in agreement with the second paragraph in (b) of such item. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Deloitte LLP

Calgary, Canada